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                                                                    EXHIBIT 10.9

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                                GRAPHIC PACKAGING
                            EXECUTIVE INCENTIVE PLAN








                        SECOND AMENDMENT AND RESTATEMENT
                           EFFECTIVE DECEMBER 10, 2002

                   SHAREHOLDER APPROVAL OBTAINED: MAY 13, 2003



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                   GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                            EXECUTIVE INCENTIVE PLAN

                            EFFECTIVE JANUARY 1, 1996
                     (AS AMENDED THROUGH DECEMBER 10, 2002)

         The name of this plan shall be the Graphic Packaging International Corporation Executive Incentive Plan (the "Plan"). The Plan replaces any previous annual and long-term cash incentive plans used by Graphic Packaging International Corporation (f/k/a ACX Technologies, Inc.) (the "Company") and its subsidiaries listed below in Section II. Eligible Participants. This plan is effective for fiscal years commencing on and after January 1, 1996.


I.       PLAN INCLUDES:

         A.       Cash bonuses based upon predetermined financial goals; and

         B.       Equity grants of  stock options and/or restricted stock.


II.      ELIGIBLE PARTICIPANTS:

         The Company's executive officers, division presidents and select officers.


III.     CASH BONUS OPPORTUNITY:

         A.       GOALS:

                  1. Financial goals are approved at the beginning of each year by the Company's Compensation Committee (the "Committee") of the Board of Directors. Goal achievement determines the bonus amount. Each year's participants, financial goals and other incentive compensation terms shall be set forth in writing by the Committee within ninety (90) days of the beginning of the period of service to which the performance goal applies. For purposes of any short-term bonus, the writing shall be in the form of a Short Term Incentive Program (STIP) for the applicable year. For purposes of any long-term bonus, the writing shall be in the form of a Long Term Incentive Program (LTIP) for the applicable year.


GRAPHIC PACKAGING EXECUTIVE INCENTIVE PLAN - AMENDED AND RESTATED
DECEMBER 10, 2002                                                              1
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                  2.       The Compensation Committee of the Board may select
                           from one or more of the following financial measures in determining short term or long term financial goals, or develop a financial measure based on, or related to, any of the following: Shareholder Value, Cash Flow of the Company or of the applicable Business, as appropriate, Earnings Before Interest and Taxes ("EBIT"), Earnings Before Interest and Taxes plus Depreciation and Amortization ("EBITDA"), Earnings per Share, Operating Income, Ratio of Debt to EBITDA, Return on Capital, Return on Equity, Return on Invested Capital, or Return on Net Assets Employed. In addition the Compensation Committee of the Board may approve other financial measures that are deemed to be appropriate for the business. The performance goals shall be set forth as an objective formula or standard, and the objective formula or standard will preclude discretion to increase the amount of compensation payable on attainment of the performance goal, all as required by Treas. Reg.
                           Section 1.162-27(e)(2)(ii) and (iii). Definitions are in Section F below. Alternative financial measures may be developed and applied by the Compensation Committee, as determined in its discretion, without amendment to the Plan.

                  3. For short-term incentive compensation, the financial goals are set each year at "target," the expected performance level and a minimum performance level ("threshold").

         B.       SHORT TERM BONUS AWARDS:

                  1. Potential short term bonus awards, as a percent of annual salary, are the same for all participants (except for the Chief Executive Officer, and if other than the Chief Executive Officer, the President) as follows:

                           Officers
                           --------
                           Threshold performance                    -      25%
                           Target performance                       -      50%


                           President and Chief Executive Officer
                           -------------------------------------
                           Threshold performance                    -      30%
                           Target performance                       -      60%

                  2. Potential short-term bonus awards are uncapped except for the limitation provided in Section D.2. below.

                  3. The Committee has the authority to reduce a short-term bonus amount unilaterally and retroactively, if needed in the sole discretion of the Committee, to adjust for an unintended benefit, or to address a specific transaction, which occurs after the beginning of the year.


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DECEMBER 10, 2002                                                              2
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         C.       LONG TERM BONUS AWARDS

                  1. The Committee has the authority to set long term bonus awards based on an individual's level in the organization. The awards may be based on any financial measure so applied by the Compensation Committee in its discretion. The Company reserves the right to buy back options or restricted stock if it deems doing so is appropriate.

         D.       BONUS PAYMENTS:

                  1. All bonuses are paid net of applicable withholding taxes.

                  2. To comply with Section 162(m) of the Internal Revenue Code, if, at the time the performance goal is met and the amount to paid as a bonus is based, in whole or in part, on a percentage of salary or base pay and the dollar amount of the salary or base pay is not fixed at the time the performance goal is established, then the maximum bonus which may be earned by any participant in any year is limited as follows:

                                    Officers                                    -       $1.0 million
                                    President and Chief Executive Officer       -       $1.5 million


         E.       UNUSUAL ITEMS:

                  1. For purposes of measuring the extent to which an incentive goal is achieved, the following unusual items shall generally be excluded unless the Committee, in its sole judgment, determines the items shall be included:

                           a)       restructuring charges as defined by
                                    authoritative accounting literature;

                           b) income or loss, including shares issued, related to acquisitions and dispositions of Businesses, Business segments or substantial assets in the year of the transaction;

                           c) the current year effective of adopting accounting pronouncements under generally accepted accounting principles;

                           d) legal settlements, judgments, and/or tax audit claims;

                           e)       tax effect of statutory tax rate changes;

                           f) environmental remediation costs incurred as a result of law changes affecting prior years;

                           g) accounting changes, extraordinary items, gain or loss on disposal of a discontinued operation and/or unusual items as reported under Accounting Principles Board Opinion No. 30;


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DECEMBER 10, 2002                                                              3
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                           h)       gains or losses from the issuance or
                                    retirement of financial instruments;

                           i) other unusual items which are required to be shown as a separate line item on the income statement; and

                           j)       current year impact of share repurchase
                                    programs.

                           k) other unusual or extraordinary items as deemed appropriate for the business, approved by the Compensation Committee, or pursuant to any applicable accounting rules or SEC rules.

         F.       DEFINITIONS:

                  The capitalized terms used in the Plan shall have the meanings specified below, unless otherwise specified. In determining the values set forth below, the Committee may choose to consult the audited financial statements of the Company and/or the certified public accountants that regularly audit the Company's financial affairs, such determinations to be in accordance with generally accepted accounting principles.

                  1. Business means a separate line of business within the Company.

                  2. Cash Flow means one or more of the cash flow components in the Statement of Cash Flows.

                  3. Code means the Internal Revenue Code of 1986, as amended.

                  4. Divisional Net Income means the net income generated by a distinct division or location of the Company during a fiscal period.

                  5. Earnings per Share means "primary earnings per share."

                  6. Earnings Before Interest and Taxes (EBIT) means operating income plus other income and expense except for interest and taxes.

                  7. Return on Capital means net income for the fiscal year divided by the average of total capital at the beginning and end of the fiscal year. Total capital is the sum of equity and long-term debt.

                  8. Return on Equity means the net income for the fiscal year divided by the average of equity at the beginning and end of the fiscal year.

                  9. Return on Net Assets Employed means EBIT divided by a five-quarter average of total assets less current liabilities.

                  10. Return on Invested Capital means Divisional Net Income divided by a five-quarter average of invested capital.



GRAPHIC PACKAGING EXECUTIVE INCENTIVE PLAN - AMENDED AND RESTATED
DECEMBER 10, 2002                                                              4
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                  11.      Ratio of Debt to EBITDA means total Company debt
                           divided by EBITDA (earnings before interest and taxes plus depreciation and amortization). The program uses a simple average of the four quarterly results annualized.

                  12. Shareholder Value means a multiple of EBITDA, less Debt, and divided by the number of shares of the Company outstanding, as determined by the Compensation Committee.

IV.      EQUITY GRANTS:

                  A.       Stock Options:

                           1. Grants of stock options shall be made pursuant to the terms of the Company's Equity Incentive Plan.

                  B.       Restricted Stock:

                           1. Grants of restricted stock shall be made pursuant to the terms of the Company's Equity Incentive Plan.


V.       ADMINISTRATIVE PROVISIONS:

         A.       PARTICIPATION FOR NEWLY PROMOTED OR NEWLY HIRED OFFICERS:

                  Any annual cash bonus under the Plan is prorated based upon number of days in the eligible position, unless an exception is made at the time of promotion or hire. The exception for a participant at the Company is made by Office of the President and for a Business participant by the president of the Business.

         B.       IMPACT OF EMPLOYMENT TERMINATION ON BONUS PAYOUTS:

                  Participant must be employed on last day of calendar year to earn a bonus except for the following terminations, which may result in a prorated bonus based upon number of days of participation during the year:

                  1. retirement, including early retirement, under a qualified retirement plan sponsored by the Company;

                  2.       death;

                  3. long-term disability, as determined under a disability policy provided for the participant by the Company, or if none, under such other disability plan sponsored by the Company under which the participant is eligible for benefits, or if none, as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended;

                  4.       transfer to another Business within the Company; or


GRAPHIC PACKAGING EXECUTIVE INCENTIVE PLAN - AMENDED AND RESTATED
DECEMBER 10, 2002                                                              5
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                  5.       elimination of position or demotion for reasons other
                           than poor performance.

                  Any exceptions and a prorated bonus must be approved by the Office of the President for a Company participant and by the president of a Business for a Business participant.

         C.       BONUSES:

                  1. Bonus amounts must be self-funded, i.e., they must be accrued before determining whether a bonus is earned.

                  2. Bonuses are subject to annual review or audit and to approval by the Committee.

                  3. Bonuses will be paid, net of withholding taxes, after the Company releases its annual earnings for the bonus year.

                  4. Bonuses may be denied in whole or in part by the Committee, if in its judgment, the participant took any actions, which were deemed to be detrimental to the Business, to the Company or to one of its subsidiaries.

         D.       PLAN ADMINISTRATION AND TERMINATION:

                  1. The Plan is administered by the Company at the direction of the Committee, which reserves the right to interpret, modify or terminate the Plan. The Company delegates the power to interpret and amend the Plan to the Committee; provided that such power of amendment shall be to the modification of terms of the Plan other than the terms that govern eligibility, performance thresholds or other plan design components that involve the aggregate amount of the cost of the Executive Incentive Plan to the Company. Changes to the Plan shall not adversely affect any awards or bonuses that have been paid or earned but not paid without the consent of the Participant(s) affected by such change.

                  2. To the extent the Board considers it desirable for compensation delivered pursuant to a bonus under the Plan to be eligible to qualify for an exemption under Code Section 162(m), the Committee shall consist of a committee of two or more directors of the Company, all of whom qualify as "outside directors" within the meaning of Code Section 162(m). The Board may from time to time remove members from or add members to the Committee; fill vacancies on the Committee, howsoever caused; and otherwise increase or decrease the number of members of the Committee, in each case as the Board deems appropriate to satisfy such conditions of Code Section 162(m) as then in effect.


GRAPHIC PACKAGING EXECUTIVE INCENTIVE PLAN - AMENDED AND RESTATED
DECEMBER 10, 2002                                                              6
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                  3.       Participation in the Plan does not in any way
                           constitute a contract of employment and does not guarantee continued employment with the Company or any of its subsidiaries.

                  4. In the event of a change of control, the Plan will normally end and prorated bonuses will be calculated and paid, if any are earned. Change in control at the Company shall be defined as in the Company's Equity Incentive Plan.

                  5. Potential bonus awards may not be pledged, encumbered, assigned, alienated, anticipated or commuted in any manner by the participant.

                  6. The Committee reserves the right to offset any earned bonus against any debts owed by the participant to the Business, to the Company or to any of the Company's subsidiaries.


ATTEST:                                   GRAPHIC PACKAGING INTERNATIONAL
                                          CORPORATION



---------------------------------         --------------------------------------
Dated: December 10, 2002




GRAPHIC PACKAGING EXECUTIVE INCENTIVE PLAN - AMENDED AND RESTATED
DECEMBER 10, 2002                                                              7